EXHIBIT 11

                           KIRKPATRICK & LOCKHART LLP
                         1800 Massachusetts Avenue, N.W.
                                    2nd Floor
                           Washington, D.C. 20036-1800

                            TELEPHONE (202) 778-9000
                            FACSIMILE (202) 778-9100
                                   www.kl.com


                                   May 5, 1999


Founders Funds, Inc.
2930 East Third Avenue
Denver, Colorado  80206

Ladies and Gentlemen:

         We have acted as counsel for Founders Funds, Inc., a corporation organized under the laws of the State of Maryland ("Company"), with respect to the Plan of Reorganization made as of March 12, 1999 ("Plan") by the Company on behalf of Founders Discovery Fund ("Discovery Fund") and Founders Frontier Fund ("Frontier Fund"). Pursuant to the Plan, Discovery Fund would acquire the assets of Frontier Fund in exchange for shares of common stock ($0.01 par value per share) of Discovery Fund ("Shares") and Discovery Fund's assumption of Frontier Fund's liabilities. Such Shares will be distributed to the shareholders of Frontier Fund in liquidation of Frontier Fund, as provided for and upon the terms and conditions set forth in the Plan. In connection with the Plan, the Company will file a Registration Statement on Form N-14 for the purpose of registering the Shares under the Securities Act of 1933, as amended ("1933 Act"), to be issued pursuant to the Plan.

         In connection with our services as counsel for the Company, we have examined, among other things, such federal and state laws and originals or copies of the Company's Articles of Incorporation and By-Laws, the form of Plan, and such other documents, certificates and corporate records as we have considered necessary or appropriate for purposes of this opinion. We have assumed the genuineness of all signatures (whether original or facsimile), the authenticity of all documents submitted to us, the conformity to original documents of all documents presented to us as copies thereof, and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified. As to various matters of fact material to this opinion, we have relied upon statements and certificates of officers of the Company. Except as otherwise specified herein, capitalized terms used herein have the meaning assigned them in the Plan.


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         Based upon and as limited by the foregoing, we are of the opinion that, as of the date hereof the Shares being registered by the Form N-14 may be issued in accordance with the Plan and the Company's Articles of Incorporation and By-Laws, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the distribution of securities, and when so issued, those Shares will be legally issued, fully paid and non-assessable.

         We hereby consent to this opinion accompanying the Form N-14 that the Company plans to file with the Securities and Exchange Commission and to the reference to our firm under the caption "Miscellaneous--Legal Matters" in the Prospectus/Proxy Statement filed as part of the Form N-14.

         This opinion is furnished to the Company specifically in connection with the Plan and is solely for the Company's information and benefit. It may not be relied on by the Company in any other connection, and it may not be relied upon by any other person for any purpose. It may not be assigned, quoted or used, in whole or in part, without our specific prior written consent.

                                          Very truly yours,


                                          /s/ Kirkpatrick & Lockhart LLP

                                          Kirkpatrick & Lockhart LLP